Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Tidewater at 2006 Louisiana Energy Conference

Event Date/Time: Nov. 29. 2006 / 2:00PM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President and CEO

Keith Lousteau

Tidewater - CFO

PRESENTATION

Unidentified Participant

This afternoon our first company presenting is Tidewater. And we are very pleased to have Dean Taylor, Chairman, President and CEO; Joe Bennett, who is Senior Vice President in charge of IR, and Keith Lousteau, who is Executive VP and CFO. Dean?

Dean Taylor - Tidewater - Chairman, President and CEO

Thank you very much. We also have Cliffe Laborde, our General Counsel here, and Craig Demarest, our Controller. So of the 20 people in the audience, it looks like five are from Tidewater, and they will get all the hard questions if you have any.

Good afternoon, thanks very much for coming; thanks for your interest in our company.

We will be making some statements that will be considered forward statements. We ask for a hold harmless on them. I think for the most part, what we will be saying is pretty clear and hopefully we will be informative for you.

This is our workplace. Unlike all of the other people in the oil service business, Tidewater’s end of the business, the boat end the business, is the only part of the business that actually is on an unstable platform. The people on the platforms are working on a stable platform. The people onshore of course, are working on stable platforms. Imagine being a seaman on a boat on a day like this, trying to get your work accomplished. But it is like that every day, every boat, everywhere we work around the world. It is not — these conditions are clearly dramatic — this is off of Australia. You can see the [total hour] we are towing a rig. But we bring this up because it makes our safety accomplishments all the more laudable, in our opinion.

Last year we worked in over 70 countries around the world in every different language, culture, religion, race, creed, you can imagine. And in that environment with over 30 million man-hours, we had but one lost time accident in all of our worldwide operations. And we had the same record the year before that — one lost time accident.

Now as investors, you may not care much about our safety record, but I promise you, our customers do and we surely do. We very much believe in providing great returns to our investors but we’re not going to do it on the broken bodies of our employees. There are some investors who we do believe that any management team that takes the time and makes the effort to pay attention to safety is going to do the same in relation to the other aspects of its business. We hope that you are that kind of investor.

We pay a lot of attention to safety. So much so that we feel like we are the safest company in the industry. In spite of the fact that we are one of the companies that works on unstable platforms in the industry. We compare ourselves to Dow Chemical and Dupont who are considered industry leaders in the United States. We compare ourselves to all of our customers. In every case, our safety record is better, what is called a TR/IR — total recordable incident rate last year was 0.26m which was by far better than all of the other companies against which we compare ourselves.

Tidewater has the largest new fleet in the industry and counting. You will hear other companies come along and say that they have a newer fleet. And in fact, as a percentage of their assets that would be true. But Tidewater, in fact, has the largest new fleet in the industry, and it is growing.

We have the second highest dividend yield of the OSX. There are only about eight companies on the OSX that pay dividends; we pay the second-highest yield.

If not the strongest balance sheet of the OSX, we’ve certainly got one of the strongest balance sheets on the OSX. We are repurchasing common shares. We bought back about $41 million worth of shares last quarter. And we still have about $109 million I think — $110 million left in our program that was authorized by our Board in July.

Tidewater is international, international, international, international, international, international — and yes, we have some business in the Gulf of Mexico. And if the first question we get from the audience is — how are things in the Gulf, I think if I don’t scream, I am going to ask Joe to scream for May. Because we truly are an international company. We do have a very nice business in the United States, but we would ask all of you to keep in mind that 80% of our business is actually outside of the United States. About 75% of our profits last quarter come from our operations outside of the United States, so we are not married to the Gulf of Mexico. The exodus of rigs from the Gulf of Mexico is concerning to us. We don’t feel like it is a concern that is overbearing.

First Call consensus earnings for our Company for the fiscal year ending ‘07 — I would remind everyone that our fiscal year ends in March, goes from March to March. So when we say fiscal year ending ‘07, that would be March of ‘07, just four months from now. But the First Call consensus earnings, which we don’t endorse and we don’t give earnings guidance — but nevertheless, we just point out that First Call consensus earnings for our Company for this fiscal year is $5.59 a share.

In addition to all that, we still believe that commodity prices, although they have come down from their historic highs, are still very favorable. E&P spending is up and we think it is quite to continue to be robust. Rig count is up worldwide and we think, of course, there are new rigs coming into the marketplace. There is new rig construction — about 100 rigs under construction around the world. Strong demand in virtually all areas of operation. And in all of those areas of operation where there is strong demand, we are there.

Our new fleet has continued to have a growing financial effect for our Company. And we have favorable tax changes. But I would point out that the favorable tax changes — all that they did was relieve us of an onerous burden — an onerous tax burden, where we were competing internationally unfairly, at least being unfairly burdened in international competition because we were paying US-based, US tax rates on international earnings while all of our foreign competitors were not. They were paying either a tonnage tax or a very low tax rate — international tax rates on their international earnings while we were paying US tax rate. Consequently, when this burden was removed from us, it was a very favorable outcome for our Company. And that was a result of the 2004 Jobs Creation Act.

This is our global presence. We have about 15% of our assets in the United States and in North America; about 27% are in South America; about 35% are in West Africa; about 10% between the Middle East and Europe; and about 12% in the Far East. And you can see the numbers, the nominal numbers of 56 in North America, 101 in South America; 134 in West Africa; 38 in the Middle East and Europe; and 45 in the Far East. But you take a look at where we are and you compare that to where the areas of opportunity for the increased activity are, we are in every one of those places.

The only place where we are not is if you look at the top right-hand corner, and Sakhalin Island off of Russia — we’re not there. We have been there; we were there this past summer, but we’re not there full-time. Very specific assets needed to work there. We didn’t win the first two tenders that came out but we will be pitching to see if we can’t get in the next time there is a tender for long-term activity.

As we pointed out earlier, we are international. This is a slide that demonstrates what has happened to our utilization internationally and our dayrate — our dayrates through time. Goes back through September 2003. But you can see our dayrates have gone from roughly $5500 a day to close to $8500 a day while our utilizations increased from roughly 68% to about 78%. Top right-hand box points out that of every $100 change in our average dayrate equates to about $10 million of additional revenue for our Company. And every 1% change in utilization also equates to about $9.3 million of revenue for our Company.

Now some would say that well, the reason why your dayrates are increasing is because you have been adding new vessels to your fleet, and that is right. The new vessels are definitely helping our average dayrate. But what we did, we’ve divided the increase in the dayrates between new vessels that is anything that is built or delivered since 2000 and anything that was built or delivered before that. You can see that even our older vessels — and we have some older vessels, as Keith will point out a little bit later in the presentation. Even our older vessels, their dayrates are increasing. Not quite at the same rate as the international vessels, but certainly doing well.

This gives you an idea of what has happened in just a pictorial form since fiscal 2000 to our dayrates, and overall they have grown about 36%. And that is pretty good for a fleet average, which size is about 300 units. So to grow your dayrates over 300 units by 36% is — we feel it’s a nice accomplishment.

Now for those of you who are really interested in our domestic activity, this is also a slide that depicts what has happened domestically. The utilization curve, which is the orange one, is a little bit misleading because some of you may recall that in March of 2004, we impaired about 81 vessels from our domestic fleet. So our utilization naturally went up accordingly. So the change from 2004 to — to June of 2004 is not quite as dramatic as it appears. It relates to the impairment of some vessels that we felt like were no longer capable of earning their keep in the marketplace. But you can see what has happened domestically to the change in average dayrate. Average dayrate has gone from roughly $5500 a day to almost $13,000 a day and $100 change in the dayrate equates to about $2.2 million of revenue companywide. So one of the reasons for some of the increases in our earnings that Keith will talk about a little bit later.

In this slide all we do is we do the same that we did for our international vessels, show you the progression in dayrates for our new vessels as opposed to our mature vessels. You can see that the mature vessels domestically have actually done almost quite as well as the newer vessels have.

The same chart here, the dayrates have increased over 120% since fiscal 2004.

At this point, Keith will talk to you about some of our financial results, and then I will come back a little bit later to summarize.

Keith Lousteau - Tidewater - CFO

Good afternoon. Certainly my pleasure to be able to talk to you about Tidewater and Tidewater’s finances at this point in the history of the Company. If it isn’t enjoyable at this point in our history then shame on us.

One of the things I always try and do when I talk to an investor group is to try to get them to understand a little bit about Tidewater. I know we can’t get you to like us; that is up to you to decide, if we are the right company to invest in, if we’re the right industry. But I just believe that once you understand the philosophy behind the financial management of Tidewater and its affairs it will help you reach a better conclusion [as to] when you look at that decision.

At Tidewater, I think we can sum up the financial philosophy of the management team and the way we manage the financial affairs at Tidewater with the word balance. We understand that you as investors — and investors generally — they look at the first leg of our triangle. They want performance. They want us to show me the numbers from quarter to quarter. We live with that day to day. We know that we have got to perform. We know that we have 14 active analysts who follow Tidewater. They provide projections as to what to expect from Tidewater. And rightfully or wrongfully, we live with those projections and we think by and large over the last number of fiscal years, we have successfully met their expectations or at least educated them in the ways of Tidewater so that their projections were generally in line, and perhaps a little bit behind the final results we actually came out with.

We believe that internally it is very, very important for us to continue to grow our Company. As Dean talked about, six years ago we had a very old fleet. Today we’ve got the newest fleet in the industry in conjunction with still maintaining one of the oldest fleets in the country. But growth has to be kept in balance. Unbridled growth not only leads to somewhat diminishment of the financial strength which we believe is the third leg on the Company. When you are in such a cyclical business as Tidewater, one of classic long-term faults that people fall into is to go out and outgrow their own financial capabilities — make too many commitments in an up cycle and be stuck with an awful lot of financial commitments in the next down cycle.

We fortunately or unfortunately — we invest in thirty-year assets, and we invest in assets that you don’t go down to your local Ford dealer and pick up a new boat this afternoon. The vessels being delivered into the Tidewater fleet today were generally contracted from shipyards 18 to 24 months ago. Obviously, we’re at the top of the cycle. We are riding a good upward cycle, I would rather say. And any decisions we make now towards growth or additional vessels generally won’t come to fruition for another 18, 20, 24, maybe even 30 months. So we are not an industry that can react to capacity very quickly.

And we believe once again that the bottom of our triangle always has to revolve around financial strength. We have to be ready for the right acquisition. We have to be ready to weather the next downturn. We made financial commitments to our stockholders; we pay a substantial dividend, as Dean said. So we believe that going off in any one direction on the chart in order to achieve short-term goals is not in the best interests of the Company, which just so happens to be in its 51st year of existence as we speak here today.

And one of the things we will talk about first — I know — show me the numbers — that the performance is probably to this audience, the most important part of the leg. But I am purposefully leaving that until the last part, when I talk about our accomplishments here and where we are going with the Company. So let’s talk a little bit about the new fleet.

You can see here that since the year 2000 since the millennium struck on us, we have contracted for, or taken delivery of 143 new pieces of equipment — about a cost of $1.7 billion. We generally sign shipyard contracts that are on a pay as you go basis. We generally don’t do 10% down, 90% upon delivery. So we are at the moment, we’re well down the road towards funding most of this — $1.7 billion. We have got only $300 million of debt outstanding, meaning almost $1.5 billion of our program has been funded by internal cash flows. And we will talk a little bit more about that in the meantime — or a little bit later on here about the money we’ve returned to our stockholders and at the same time, investing such substantial cash in the growing of our Company.

As you can see here, when we turned the millennium back in the year 2000, we were a company that was not getting old — we had gotten quite old at that point in time. The average age of our fleet was 19 years old. I can’t think of — when I check the numbers — we didn’t have 10 vessels that were built after 1990; we said we had none built after the year 2000. Well you had to go all the way back to 1990 to find any vessels in our fleet that were basically less than 15 years of age at that point in time.

From that point in time through a scrapping and selling program, transitioning away from the older fleet to the newer fleet, last fiscal year you can see that during that year we averaged for the year 101 of our new vessels. By year end I think we had actually taken delivery of about 118 or 119 of them. But on the average we had taken 101 in. Those 101 vessels actually contributed 44% of our profit for last year. And in the current fiscal year we would speculate a little bit that by the end of this fiscal year with new deliveries this year, we would think that we’re going to have a 50/50 balance. We think that we have hit the point and should be over the hill as replacing the bulk of our earnings capacity with the new fleet.

We have got 25 vessels under construction today at various places around the world. I think we have got six vessels under construction in the United States. Those vessels will be eligible to work anywhere in the world. They can leave, they can come back to the United States depending on where the best economic opportunities exist. And the balance of the fleet are being built in Far East and in some Chinese shipyards.

One of the greatest criticisms of our industry and one of the things we hear from the analyst who follow us and investors — one of the questions is — after Dean talks about don’t give me the question on the Gulf — it is, well, why should I invest in your industry? Any time it gets too good, you guys go out and mess it up. You just go out and build so much capacity that you are a self-destructive type industry.

Historically that has actually happened a little bit. But we wanted to depict the fact that that is not coming from Tidewater. We build — we are growing our own Company. We are doing it systematically. And you can see over the last seven years, we have actually disposed of 339 of those vessels that existed on this earlier slide that said back in the year 2000 that we had 501 vessels and all of them were old. We have turned over an awful lot of those vessels and we have replaced them with new ones. So we certainly — and when we sell vessels, we go to great strides not to sell them back into the industry. They go into fisheries, they go into cargo handling, they go into a various number of other occupations. But almost 99 out of 100 vessels do not ever come back into the oil patch again.

Some of the numbers — these are numbers taken right off of our September 10-Q that we’ll file so none of them were very surprising. We are online with these type numbers to perhaps, for the first time, have revenues in this fiscal year in excess of $1 billion. I think we accomplished that task one time back in either fiscal ‘97 or ‘98. But it certainly has been a long time since we got to that point in time. Earnings, when we factor out the sale of a major or a significant number of vessels last year are running about 100% up this year from last year. Capital expenditures for the first six months were $130 million, reminding you that over the last 12 months we’ve paid dividends to our stockholders of $34 million. We bought back stock to the tune of $150 million. We have had capital expenditures on an annual basis that are somewhere in excess of $200 million. Yet we maintained our stockholders’ equity, and I think we maintain our stockholders’ strength. So I think as far as the bottom line of our triangle, maintaining financial strength, I think that is just unqualified conclusion can only be reached that we are certainly achieving that goal.

Once again our balance sheet, extremely strong — only $300 million of long-term debt outstanding, almost equal to our cash. About a 13% or a 14% gross debt to total capital ratio, and something that is 1% or 2% when you factor out the net cash on a net cash basis here.

Earnings growth — show me the money. On a quarterly basis you go back to the September quarter that we reported a year ago; we reported $0.68. You certainly can see an awful nice progression on a quarter-to-quarter basis — $1.04, $1.11, $1.23, $1.55. Once again, calling on that independent group out there, those 14 analysts who have projections on the Company. Their consensus as-reported through the First Call consensus report today — their call for our December quarter is at $1.43 for that quarter. That’s not really a backing down from the $1.55. The $1.55 was enhanced a little bit on its own because we had a pretty material or a substantial reduction in our effective tax rate for the year that we ended up booking at the end of six months. And so in effect we had the benefit of the first quarter having been over-accrued, falling back into this quarter. So that independent group once again — we’re not confirming their numbers or we’re not doing anything other than reminding you where they are. They have us at $1.43.

Joe was asked to put together this slide yesterday. It clearly shows a compounded annual growth rate in earnings since 2004 of 74.5%. As I started my comments, what a great time to be associated with Tidewater. It’s kind of, come to the office in the morning, get a wheelbarrow to bring the cash to the bank. It’s just been a real nice position.

I was also reminded to mention to you that when you look at this slide, please think of those advertisements that you see in the Wall Street Journal for mutual funds. Historical performance are not any guarantees of future financial results. So although earnings are going up, once again, that same group of analysts, their consensus, as published through the First Call report has us going from this year’s $5.59 up to $5.93 next year. So that group of analysts at least think in their opinion or their consensus opinion, that our earnings growth has not stopped at this point in time.

About a year and a half, two years ago, our board and our management group at Tidewater, we really started questioning — you are investing a lot of money. You are turning a decent profit on it. But are they wise investments? So about that point in time we adopted at Tidewater the [Ebit] model of doing business, and have today adopted it 100% in regards to compensation programs and bonuses at Tidewater. And for those of you not really familiar with Ebit other than the generalities, it says, Tidewater, you have got a cost of capital. And in your case, since you are using so much equity and so little debt, we calculate that an average cost of capital to Tidewater is somewhere around 9%, 9.5%.

So guys, you’re spending, our Board says, you spend $1.7 billion and you turn in a good profit, but are you doing me any good? If you are returning 8% on that investment your EPS numbers look good, your dividends, your cash look good, but you are going backwards. So the economics of Tidewater, the economics of the industry, and our decision-making for the last 18 months has centered around Ebit thinking. We don’t make an investment unless it’s reasonable to believe that over some relatively short period of time we are going to exceed 9 to 9.5%.

As you can see, back in the year 2004, we were doing our stockholders almost a disservice by being in business. We turned that around last year by an improvement of almost $100 million, being the in effect the net cash flow from operations in excess of what that theoretical 9.5% or 9% financial charge would have been. And this is the absolute number for six months for this year. This is not projected for the year. It says that our Ebit growth this year in absolute terms has been $66 million. So it basically says, making financial decisions today — if we believe this market is going to last for a while, growing the Company, investing in new boats is certainly one that is beneficial to our stockholders.

Once again, Dean’s depiction that we do pay, have historically paid the second highest effective dividend rate in the OSX — comically, I always tell people we are working like hell to lower that number.

And I guess the best depiction of how well we have done in managing and implementing our philosophy is shown on this slide. It may be a little small, but it is in your book that was handed out to you. Go back to the year 2000 and you see our earnings were $1.37. We had no new boats. The average age of our fleet was 19 years. Remember the triangle — we are trying to show you performance — we’re trying to show growth and we’re trying to maintain our financial stability. Look at the year 2007. Kind of where we are halfway through that year now. There is that First Call consensus number for the year again. As they depict us at 559, that is based half on their speculation and half on actual results.

Have we grown financially? I think we passed the test there. We showed you 74.5% compounded growth in earnings for the last three years. We certainly have done that.

We’ve got 110 new vessels out there. So has the Company shown growth? We certainly have done that. The average age of our fleet, while mathematically it is still 18 years of age, the effective economic age of our fleet today is somewhere between 13.5 and 14 years. When you’ve got a fleet that is effectively four years old contributing 50% of your profits, you take that four years versus you effectively average it against the rest of the fleet, generating 25% — 50% being 25 years old, you come up with a number that’s —economically, it is a lot lower than that. I think in an ideal world we would love to have a fleet that mathematically averaged about 12 to 13 to 14 years, which meant every year you were replacing 1/25 or 1/26 of your fleet. You wouldn’t have to be chasing the growth that we have had to chase for the last four or five years.

We have done these earnings. We have done that fleet growth. As I said, in addition to that just last year alone we returned $190 million to our stockholders. So we think we’re meeting the challenges. Some people want more performance, some people want more growth. Just understand, the philosophy is there. We have been here for 51 years. I would like to think that we are a company with 51 years of experience but it is only six years old. Because I think the whole rebirth of Tidewater began at that time point in time, and we are relatively far down the road.

I’m going to turn it back to Dean to kind of give you the philosophy of where we go from here.

Dean Taylor - Tidewater - Chairman, President and CEO

Thanks, Keith. There is nothing new on our strategy side. It has been the same for the last three or four years. Some people have accused us of being a little slow in terms of making investments back into the business. But I think [what you want to see]; you’ve seen the slide that Keith has shown and I think we’re going to continue to be able to show that we are going to be adding newer vessels to our fleet in a disciplined and yet financially lucrative way.

While we are doing all this we are of course looking for the right acquisitions at the right price, either whole fleets or individual vessels. The market right now is pretty frothy. And it is really white high. And we are having a hard time finding the right acquisitions at the right price. There are acquisition opportunities out there. But what we try to do is when we evaluate all these opportunities is we run the AVA model on them and we try to make sure that they are going to pay out. 70% of most acquisitions don’t work. It takes a while for management to admit that, but when you look back sort of across the industry as a whole, about 70% of most acquisitions don’t work. So we are very mindful of that. But we nevertheless think that there are some out there that can be achieved at the right price, and we certainly have the firepower with which to do it.

We want to continue to renew our fleet in a disciplined way. Again, in a way that is not only adding capital to our capital base but providing the right returns on that capital to you, our shareholders. Want to maintain and grow our market share, and that is tough.

I think one of the knocks on our stock these days right now is all right, if you’ve got 50% of your fleet providing — roughly 2/3 of your fleet providing 50% of your revenue and that part of your fleet is 24 years old on average, how are you going to replace that earnings power? And we have to show the market how we are going to do that but I think we’re going to be able to do that. And I think we’re been to show everyone. One of the things that we’ve tried to do is talk with our results and not talk too much with our mouths. I believe that our results have certainly spoken for themselves. And if things go as we think they will I think our results will continue to speak for themselves.

Of course to do that we have to push day rates and to grow profits and cash flow. And that has been part of our strategy and that has been what we have done. I would remind everyone that a year ago, a First Call earnings consensus for this fiscal year, for Tidewater, was $2.36. So we are going to earn somewhere north of $5.00 and something this year and it shows how much we exceeded everyone’s expectations in just one year.

We want to do that all the while, we’re not just going to add capital to our base but we’re going to add capital to our base while we are providing a return better than 9% to our investments. So that you, the shareholder, not just the banker — gets a return on his investment. We are going to do all that while maintaining our financial strength.

Keith mentioned our 50th anniversary. We had a celebration in New York last summer. I think we have the record for the most people on the podium at one time. That’s nineteen people. And it didn’t come down. That is John Laborde to my right — he is — I think he almost broke the gavel when he slammed it down on the podium there. To his right is Larry Dickerson from Diamond Offshore. And to Larry’s right is Claiborne Deming from Murphy.

Most people don’t realize it, but those companies were two of the three companies that actually founded the offshore industry. It was Kerr-McGee, Murphy Oil, and Ocean Drilling and Exploration Company and Tidewater — were the first four companies offshore. So we invited Claiborne and Larry to join us in our celebration, and we had a really nice time up there in New York.

Finally, there is one other thing that I have been advised not to do but I’m going to do because I think it’s only proper. Those of you who are here in New Orleans of course, have seen the destruction wrought by Hurricane Katrina. And not so much Rita but certainly Katrina and the aftermath. I live in a little community in Mississippi that actually suffered damage not from the breaking of levies but form the hurricane itself. We lost our family home. My brother lost his home. I lost a yacht that I had been working on for three years. I did get some insurance proceeds in each case.

I also have a Down’s Syndrome child for whom I need to take care of for the remainder of her life, so as a result of all those reasons, about a month ago I filed a 10b5-1 plan, because I just feel like — one of the things that Cliffe Laborde’s dad was really good at, was hiring good people and paying them just enough where they didn’t quit.

So most of us who are at Tidewater, all of our livelihood is wrapped up in Tidewater shares. So from time to time we need to sell some shares to fund some of the activities, some caused by extraordinary events and some people just want to buy a new house. But for most of the time — Keith has been with the company thirty years. I have been with it close to 29. Most of that period of time, most of us were flat-ass broke. And we’ve through time, accumulated a lot of options and that is sort of our pay. So as a result I filed a 10b5-1 plan. You’ll find that part of that plan was less than 20% of my holdings, but you will see in a couple of days, a Form [4] filed, where as a part of my 10b5 plan was actually exercised today. Not that I don’t have any great fate in our company.

I think I have explained to you some of the reasons why I’d like to have a little bit wider base — financial base upon which to plan my future. But you will see that. I don’t want you, two days from now to say, well that’s always Taylor, two days ago he stood up before us and said all these good things about the Company and there he was selling shares. So I just want to give everyone fair warning of that.

With all that being said, Keith and I will do our damndest to answer any questions that you may have.

Unidentified Audience Member

Give us some feel about day rates, especially in different areas of the world.

Dean Taylor - Tidewater - Chairman, President and CEO

They are good.

Unidentified Audience Member

Well, that is not a very helpful answer. Let’s go back to your filing then we’ll discuss that for a while. How much upward pressure is it compared to a year ago, let’s say?

Dean Taylor - Tidewater - Chairman, President and CEO

Upward pressure from —?

Unidentified Speaker

Dayrates upward.

Dean Taylor - Tidewater - Chairman, President and CEO

How much are dayrates — yes. Well, I’d say that — let’s see, we are going to do a filing on this, so I guess — is that right, Kurt? I would say if you looked at — if you heard our conference call, we gave the dayrates for the prior quarter — our conference call was almost a month into this quarter. And we gave the dayrates as of the end of last quarter. And we gave the dayrates as of the date of the conference call. And in almost every class, I think it was every class, day rates had increased from the end of the quarter to the date of our conference call. So I think you could see just from that the dayrates had not flattened. And I think again, since we are international, international, international and international — I think that we can say that we are relatively optimistic that dayrates have not plateaued in the other areas of the world where we work. Does that answer your question?

Keith Lousteau - Tidewater - CFO

Mathematically, I would also like to point out that our international contracts average about a year, year and a quarter, maybe a year and a half in length. So with in excess of 200 vessels working internationally, we have got 18 or 20% of our fleet turning over to dayrates, regardless of where they’re going from where they were fifteen months ago. So we’re still climbing that ladder — just because we are so big, so diverse and all around the world, in effect.

Unidentified Audience Member

Two-part question. First one is you seem to be growing your fleet about 10% a year in terms of units. And I presume the newer boats generate more revenue per boat. So excluding the impact of any potential acquisitions, can we look for unit growth in say the mid teens going forward? Or is that a whacky assumption?

Dean Taylor - Tidewater - Chairman, President and CEO

Well what we said in our conference call was that right now our level of commitment is about $400 million a year, and that we expected that level to maintain itself for some period of time. Now that is ex extraordinary events. I mean it could be we find a 12-boat package and we jump on it. It could be that there are some acquisition opportunities out there that we are actively looking at. Whether we can make them happen or not at a price that we feel like provides the right return to our shareholders is still another question. But absent that, for the time being, $400 million a year is sort of our goal of capital spending ex maintenance CapEx.

Unidentified Audience Member

Thinking more along the lines of revenues — the revenue impact of that — ex price, assuming that you are not — I’m just trying to get at a unit growth rate.

Keith Lousteau - Tidewater - CFO

I am not sure we’ve got any specific number of units in mind. Our real goal is to be able to sit here five years from now and to tell you at no point did we lose earnings capacity. So we need to replace enough units to keep earnings capacity where it is and yet growth the Company’s upside revenue potential 8% to 10% a year based on today’s economics. Economics, dayrates are going to go up, dayrates are going to go down. But if we could hold the Company stagnant today, we believe that we’ve replaced 50% of earnings. When those other 25 boats come in, we’re probably at 60, 65%. So we are two-thirds of the way down the road. We probably have another three to five years of real serious — up to $400 million a year. Some years that is going to get you 25 units. Some years it may get you fifteen units, depending on the size of the boats that tend to fit the market at that point in time.

So sorry if we can’t be more definitive than that, we’ve got no targeted number of vessels. It is earnings capacity in relationship to the Company today that we are really trying to grow.

Dean Taylor - Tidewater - Chairman, President and CEO

And I would add one thing to that. There are two scenarios. One scenario that bothers everyone is, what happens if the business turns bad? You’re in a cyclical business, the cycle goes down — what happens to an earnings power of all those old boats?

What I would say is with our firepower, that is going to present a nice opportunity to pick up some new boats from some of these people who are really heavily over [leased].

On the other hand, if the market stays good, which I think it will, personally, and the market continues — things continue to grow, that means our old boats are going to stay in service longer. So it’s going to actually take longer to affect the phaseout of the older boats. But in either case, I think we are in pretty good shape. Now we have been hustling for five years to get where we are. We are going to have to hustle a few years yet. But I think in either scenario, upmarket or down market, we are pretty well positioned to take care of it.

Now down market is not going to help our stock price any. But I think it is going to help us long-term and in terms of opportunities if that scenario should present itself. So I don’t know if that amplifies it.

Unidentified Speaker

Dean, I’ve got a question that came in over the Web for people listening to your webcast. It said that on previous conference calls you addressed the issues with your US labor force. I just wanted you to update a little bit on any issues that you’re still having with your US labor force. And are you experiencing the same sorts of issues with your international labor force?

Dean Taylor - Tidewater - Chairman, President and CEO

Some of the pressure, I think, is going to come off of the domestic workforce because with the exodus of rigs, my guess is that there will be some boats leave the Gulf with those rigs. So I think that the labor force, which has been very tight domestically, is going to be not quite as tight. That’s my guess.

Internationally, we are not seeing the same type of pressures — there are pressures, internationally, but not nearly to the same level that we have seen them domestically on labor.

Unidentified Audience Member

Can you comment briefly on the demand you’re seeing out there for these new classes of vessels and where you may be targeting your new construction based on the demand you’re seeing from your clients?

Dean Taylor - Tidewater - Chairman, President and CEO

Well, I think that — we talked about this a little bit in our last conference call. But I think the demand is going to be driven by the types of rigs that are being built. I actually think that the people that are targeting solely deepwater could be in for a surprise because I think there — I actually personally think that there are too many deepwater vessels being built. I think that when you look at the number of rigs under construction, there are about 100 rigs under construction. Thirty are for deepwater, 70 are for shelf work. And I think that too many boats are being built for the deepwater work. So I think we are going to — we will build some for deepwater, but we will also be building also for the shelf work because I think that is where most of the rigs are still going to be.

Now on a proportional basis, it is fair to say that there is going to be more deepwater work than there is presently, five years from now. But if you look at it as total rig work, deepwater work will increase about 12%. Shelf work will decrease in some amount, about the same amount. But if you look at the proportion of shelf work, the deepwater work overall, it is still going to be mostly shelf work. So my guess is that what is going to happen is the rest of the world is going to start to look more and more like the North Sea and the Gulf of Mexico where older fields have reworked more, there’s more activity going to be devoted to fields that weren’t quite economical in times past, they are now. So we will be building not just for deepwater, but also for mid-water and for shallow water. Does that answer your question?

Well, we thank everyone for their interest in our Company, and thank you for the opportunity to be here.

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